Exhibit 10.09

Notice of Grant of Award                    Diamond Foods, Inc.
and Award Agreement                    ID: ###
600 Montgomery Street, 13th Floor
San Francisco, CA 94111

Participant Name                        Award Number: ###
Address                            Plan: ###
ID: ###

Effective Date of Grant, you have been granted an award of # of shares performance-based restricted stock units (the “Target Number of Award Units”) under the Diamond Foods, Inc. 2015 Equity Incentive Plan (the “Plan”) subject to the terms and conditions of the Plan, this Notice of Grant of Award and Award Agreement (the “Notice”) and the electronically attached Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”).
These units are restricted until vested in accordance with the Agreement and will settle after vesting as set forth in the Agreement.

Subject to the limitations set forth in this Notice, the Plan and the Agreement, the RSUs will vest on the Final Vest Date based upon achievement of Relative TSR over the Performance Period:

Performance Period
Start Date	August 1, 2015
End Date	July 31, 2018
Final Vest Date	October 8, 2018

You understand that your employment or consulting relationship or service with the Company or a Parent or Subsidiary is for an unspecified duration, can be terminated at any time (i.e., is at will), except where otherwise prohibited by applicable law and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship.  You acknowledge that the vesting of the Award Units pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant.  You agree and acknowledge that the Vesting Schedule may change prospectively in the event that your service status changes between full and part time status in accordance with Company policies relating to work schedules and vesting of awards.

You have read both the Agreement and the Plan.  By accepting this Agreement online, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, the Notice, and the Agreement. Without limiting the generality of the foregoing, by accepting this Agreement online, you consent to the electronic delivery as set forth in the Agreement.

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DIAMOND FOODS, INC.
2015 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between Diamond Foods, Inc., a Delaware corporation (the “Company”), and the Participant (“Participant”) identified on the attached Notice of Grant of Award and Award Agreement (the “Notice”) pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”). To the extent any capitalized terms used in this Agreement (including Appendix A and Appendix B) are not defined, they shall have the meaning ascribed to them in the Plan. The Award (as defined in Appendix A) and the “Award Units” transferrable thereunder are subject to all the terms and conditions set forth herein, in the attached Appendix A and Appendix B, and in the Plan, the provisions of which are incorporated herein by reference and all references to this Agreement include the Notice.
The Award and Award Units are intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code. The principal features of the Award are an Award Date set forth in the Notice (“Award Date”), Target Number of Award Units, and Maximum Number of Award Units.
The actual number of Award Units that vest pursuant to the terms and conditions of this Award will be between 0% and 200% of the Target Number of Award Units. The Maximum Number of Award Units represents 200% of the Target Number of Award Units. Notwithstanding the above or anything else contained in this Agreement, in no event shall the actual number of Award Units be greater than the amount specified in Section 4 of Appendix B.
PERFORMANCE-BASED VESTING SCHEDULE: Subject to the terms and conditions of the Plan, Appendix A, Appendix B and this paragraph, the number of Award Units that vest on the Final Vest Date for the Measurement Period (as defined in Appendix B) shall be based (after certification by the Committee as described below) on the relative total stockholder return percentile ranking (“Percentile Ranking”) of the Company for each Measurement Period, provided Participant is, and has remained continuously employed by or in continuous service with the Company or a Subsidiary since the Award Date through the Final Vest Date. Participant shall not be considered to have terminated employment for purposes of the vesting requirements during a leave of absence that is protected under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that such period shall not exceed the maximum leave of absence period protected by local law. Following the completion of the Measurement Period (as defined in Appendix B), the Committee shall determine and certify, on or before the applicable vest date, in accordance with the requirements of Section 162(m) of the Code, the Percentile Ranking for the Measurement Period and the number of Award Units that vest according to the performance terms set forth in Appendix B; provided, however, that the Committee retains discretion to reduce, but not increase the number of Award Units that would otherwise vest as a result of the Company’s Percentile Ranking for each Measurement Period.

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PLEASE READ ALL OF THE APPENDIX A AND APPENDIX B WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

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APPENDIX A
DIAMOND FOODS, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
1.Award. Each Award Unit represents the unsecured right to receive one share of Diamond Foods, Inc. common stock (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Performance-Based Restricted Stock Unit Award (“Award” or “RSU”), and the Diamond Foods, Inc. 2015 Equity Incentive Plan, as amended (the “Plan”). In the event of any conflict between the terms of the Plan and this Award, including appendices thereto, the terms of the Plan shall govern. Any terms not defined herein or in Appendix B or the Agreement shall have the meaning set forth in the Plan.
2.Award Date. The Award Date shall be the date on which the Committee makes the determination to grant such Award, unless otherwise specified by the Committee.
3.Forfeiture Upon Termination of Employment.
(a) Except as otherwise provided in Section 3(b) hereof, in the event that Participant’s employment or service is Terminated for any reason, any unvested Award Units that are not yet vested as of Participant’s Termination Date shall be forfeited immediately upon such Termination Date. Participant will be considered Terminated as of the date Participant is no longer providing services (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). In case of any dispute as to whether Participant has Terminated, the Committee shall have sole discretion to determine Participant’s Termination Date.
(b)In the event of the death or Disability of Participant prior to the Final Vesting Date, Participant shall vest in a pro-rata portion of the Award Units on the Final Vest Date, with such number of Award Units vesting to be determined on the Final Vest Date, based on the actual Percentile Ranking for the Measurement Period, as set forth in Appendix B; provided, however, in the event of a Corporate Transaction prior to the Final Vest Date, Participant shall instead vest in a pro-rata portion of the restricted stock units or Award Units determined, as applicable, in accordance with Section 5 below (including application of the Maximum Value). In each case, pro-ration will be based upon the number of calendar months worked by Participant from (i) the Award Date through the earlier of the Termination Date or the Performance Period End Date due to the death or Disability (ii) divided by thirty-six (36).
Participant shall be deemed to have worked a full calendar month if Participant has worked any portion of that month. The Committee’s determination of vested Award Units shall be in whole Award Units only and will be binding on Participant.
4.Forfeiture Upon Termination of Measurement Period. Any Award Units that do not vest on the Final Vest Date (as defined in Appendix B) shall be forfeited.

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5.Corporate Transaction.
(a)If the Award Units are assumed or replaced by the successor entity in connection with a Corporate Transaction, then the Award Units will be converted to time-based restricted stock units, as follows: (x) if such Corporate Transaction occurs on or prior to the eighteen-month anniversary of the first day of Measurement Period, then the Award Units will be converted into a number of restricted stock units equal to the number of Shares that would be payable upon settlement of the Award Units based on achievement of the performance goal at target level, and (y) if such Corporate Transaction occurs after the eighteen-month anniversary of the first day of Measurement Period, then the Award Units will be converted into a number of restricted stock units equal to the number of Shares that would be payable upon settlement of the Award Units based on achievement of the performance goal based on actual performance through the date of the Corporate Transaction.
Any restricted stock units issued as a result of conversion under this Section 5(a) shall vest in equal quarterly installments over the original Measurement Period (it being understood that pursuant to this provision, a portion of such restricted stock units would be deemed immediately vested upon the date of the Corporate Transaction correlating to the portion of the Measurement Period completed as of the date of the Corporate Transaction). Any restricted stock units that do not vest in accordance with the prior sentence shall be forfeited upon the Participant’s Termination of Service.
(b)If the Units are not assumed or replaced by the successor entity in connection with such Corporate Transaction, then the Award Units will vest and be payable upon such Corporate Transaction without pro-ration for any portion of the Performance Period that has elapsed following the Grant Date, as follows: (x) if such Corporate Transaction occurs on or prior to the eighteen-month anniversary of the first day of Measurement Period, then the Award Units will vest based upon achievement of the performance goal at target level, and (y) if such Corporate Transaction occurs after the eighteen-month anniversary of the first day of Measurement Period, then the Award Units will vest based upon achievement of the performance goal based on actual performance through the date of the Corporate Transaction. Any Award Units not vested in accordance with the foregoing will be forfeited.
(c)The remainder of any Units that have not or do not become vested or converted to restricted stock units in accordance with the terms of this Section 5 shall terminate immediately and be forfeited in their entirety.
6.Section 280G Provision. If Participant, upon taking into account the benefit provided under this Award and all other payments that would be deemed to be “parachute payments” within the meaning of Section 280G of the Code (collectively, the “280G Payments”), would be subject to the excise tax under Section 4999 of the Code, notwithstanding any provision of this Award to the contrary, Participant's benefit under this Award shall be reduced to an amount equal to (i) 2.99 times Participant's “base amount” (within the meaning of Section 280G of the Code), (ii) minus the value of all other payments that would be deemed to be “parachute payments” within the meaning of Section 280G of the Code (but not below zero); provided, however, that the reduction provided by this sentence shall not be made if it would result in a smaller aggregate after-tax payment to Participant (taking into account all applicable federal, state and local taxes

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including the excise tax under Section 4999 of the Code). Unless the Company and Participant otherwise agree in writing, all determinations required to be made under this Section 6, and the assumptions to be used in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company's independent public accountants immediately prior to the events giving rise to the payment of such benefits (the “Accountants”). For the purposes of making the calculations required under this Section 6, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.
7.Tax Withholding. Prior to delivery of Shares of Common Stock upon the vesting of the Award Units (including any restricted stock units issued upon conversion of the Award Units pursuant to Section 5) (“Award Shares”), Participant must pay or make adequate arrangements satisfactory to the Company and/or Participant's employer to satisfy all withholding obligations of the Company and/or Participant's employer. In this regard, Participant authorizes the Company and/or Participant's employer, at their discretion and if permissible under local law, to satisfy its withholding obligations by one or a combination of the following:
(i)withholding Shares from the delivery of the Award Shares, provided that the Company only withholds a number of Shares with a Fair Market Value equal to or below the minimum withholding amount, provided, however, that in order to avoid issuing fractional Shares, the Company may round up to the next nearest number of whole Shares, as long as the Company withholds no more than a single whole Share in excess of the minimum withholding obligation. The Company or Participant’s employer will remit the total amount withhold for tax items to the appropriate tax authorities; or
(ii)withholding from Participant’s wages or other base compensation paid to Participant by the Company and/or Participant’s employer; or
(iii)selling or arranging for the sale of Award Shares.
8.No Deferral of Compensation. Payments made pursuant to this Plan and Award are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award agreement to ensure that all Awards are made in a manner that qualifies for exemption from or complies with Section 409A of the Code, provided however, that the Company makes no representations that the Award will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Award.
9.Settlement. Settlement of vested RSUs shall occur within 30 days of the applicable vest date. Settlement of vested RSUs shall be in Shares.
10.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, the Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to vote such Shares, subject to the terms, conditions and restrictions described in the Plan and herein.

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11.Dividend Equivalents. Dividends, if any (whether in cash or Shares), will not be credited to Participant, except with respect to vested RSUs which have not yet been settled. Any such dividends will be settled at the same time the underlying RSUs are settled.
12.No Transfer. The RSUs and any interest therein: (i) shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, and (ii) shall, if the Participant’s continuous employment or service with the Company or any Parent or Subsidiary shall terminate for any reason (except as otherwise provided in the Plan or herein), be forfeited to the Company forthwith, and all the rights of Participant to such RSUs shall immediately terminate.
13.No Rights as Employee, Director or Consultant. Nothing in this Agreement will affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary, to terminate Participant’s service, for any reason, with or without Cause.
14.Acknowledgement and Consent to Electronic Delivery of All Plan Documents and Disclosures. The Company and Participant agree that the RSUs are granted under and governed by this Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan. By acceptance of the RSUs, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs and current or future participation in the Plan. Electronic delivery may include the delivery of a link to a the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail at Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail through Stock Administration. Finally, Participant understands that Participant is not required to consent to electronic delivery.
15.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or

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automated quotation system on which the Company's Common Stock may be listed or quoted at the time of such issuance or transfer.
16.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon Participant and Participant's heirs, executors, administrators, legal representatives, successors and assigns.
17.Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
18.Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as Participant may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, (i) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (ii) one (1) business day after its deposit with any return receipt express courier (prepaid), or (iii) one (1) business day after transmission by rapifax, telecopier or email.
19.Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.
20.Headings. The captions and headings of this Agreement are included for ease of reference only and are to be disregarded in interpreting or construing this Agreement.
21.Entire Agreement. The Plan and this Agreement (including Appendix A and Appendix B) constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

(Form approved August 2015)

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APPENDIX B
DIAMOND FOODS, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
Performance Vesting Terms
1.Performance Period. The performance period for the Award Units shall be August 1, 2015 through July 31, 2018 (the “Performance Period”). During the Performance Period there will be a measurement period of the Company's Relative TSR (a “Measurement Period”). The Measurement Period has a corresponding vest date (the “Final Vest Date”) on which Award Units will vest.
The Start Date, End Date and Final Vest Date are:

Performance Period
Start Date	August 1, 2015
End Date	July 31, 2018
Final Vest Date	October 8, 2018
2.Target Number of Award Units. The Target Number of Award Units for the Measurement Period is as set forth in the Notice.
3.Performance Measure. The performance measure for the Performance Period is Relative TSR, as defined below. The number of Award Units that may vest for each Measurement Period will be determined by multiplying the Target Number of Award Units by the Maximum Vest Percentage that corresponds to the Company’s Relative TSR Percentile Ranking according to the following schedule and subject to the Maximum Value limitation described below:

4.Maximum Number of Award Units. The number of Award Units that vest will be between 0% and 200% of the Target Number of Award Units for the Measurement Period; provided that, under no circumstances will the monetary value of the actual number of Award Units that vest exceed four (4) times the monetary value of the Target Number of Award Units on the Award Date (the “Maximum Value”); and provided further, that in the event of a Corporate

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Transaction, the Maximum Value shall be applied at the time of the calculation set forth in Section 5 of Appendix A and as if all such restricted stock units which are subject to the time-based vesting of Section 5(a) of Appendix A were vested upon the date of such calculation. For purposes of this Award Agreement “monetary value” refers to the value of a share of Company stock as determined on any specified date by the Company's closing stock price for that date. The Maximum Value for the Measurement Period is determined by multiplying the Target Number of Award Units by the closing price of the Company's stock on the Award Date and then multiplying that product by four (4). Accordingly, the maximum number of Award Units that may vest for the Measurement Period shall not exceed the lesser of:
(i)the number of Award Units determined by multiplying the Target Number of Award Units for each Measurement Period by the Maximum Vest Percentage corresponding to the Relative TSR percentile ranking of the Company for that Measurement Period; or
(ii)the number of Award Units determined not to exceed the Maximum Value (with such number of Award Units calculated by dividing the Maximum Value by the closing price of the Company's stock on the End Date of each Measurement Period.)
5.Determination of Relative TSR. “Relative TSR” means the Company's Total Stockholder Return relative to the Total Stockholder Returns of the other companies in the Comparator Group. During the Performance Period, Relative TSR will be determined by ranking the Comparator Group from the highest to lowest according to their respective Total Stockholder Return, then calculating the Relative TSR Percentile Ranking of the Company relative to the other Comparator Group as follows:
Where:
“P” represents the Relative TSR Percentile Ranking rounded to the nearest whole percentile
“R” represents the Company's ranking among the Comparator Group
“N” represents the number of Comparator Group
“Total Stockholder Return” means the number calculated by dividing (i) the Closing Average Share Value minus the Opening Average Share Value (in each case adjusted to take into consideration the cumulative amount of dividends per share for the Measurement Period, assuming reinvestment, as of the applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders) by (ii) the Opening Average Share Value.
“Opening Average Share Value” means the average of the daily closing prices per share of a Comparator Group's stock as reported on the NASDAQ for all Trading Days in the 30 calendar days immediately prior to and including the Start Date.

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“Closing Average Share Value” means the average of the daily closing prices per share of a Comparator Group's stock as reported on the NASDAQ for all Trading Days in the Closing Average Period.
“Closing Average Period” means (i) in the absence of a Corporate Transaction of the Company, the 30 trading days immediately prior to and including the End Date; or (ii) in the event of a Corporate Transaction, the 30 trading days immediately prior to and including the effective date of the Corporate Transaction.
“Comparator Group” means those companies listed in the Packaged Food & Meat Companies in the Russell 3000 (currently 38 companies):
(i)In the event of a merger, acquisition or business combination transaction of a company in the Comparator Group with or by another company in the Comparator Group, the surviving entity shall remain in the Comparator Group;
(ii)In the event of a merger, acquisition, or business combination transaction of a company in the Comparator Group with or by another company that is not in the Comparator Group, or “going private transaction” where the company in the Comparator Group is not the surviving entity or is otherwise no longer publicly traded, the company that was previously in the Comparator Group shall no longer be in the Comparator Group; and
(iii)In the event of a bankruptcy of a company in the Comparator Group, such company shall remain in the Comparator Group and its stock price will continue to be tracked for purposes of the Relative TSR calculation. If the company liquidates, it will remain in the Comparator Group and its stock price will be reduced to zero for the remaining portion of the Measurement Periods.
6.Award Vesting. The Committee will certify the Relative TSR Percentile Ranking of the Company after the End Date of the Measurement Period and determine the actual number of Award Units that vest for the Measurement Period on or before the Final Vest Date.
7.Adjustment of Award. The Comparator Group, the Relative TSR Percentile Ranking or the Award (including any restricted stock units issued upon conversion of the Award Units) may be adjusted by the Committee from time to time, in its sole discretion, to the extent necessary in order to reflect a change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as any merger, consolidation, separation (including a spinoff or other distribution of stock or property by the Company), reorganization, or any partial or complete liquidation by the Company, as provided by Sections 10(b) or 10(c) of the Plan, to take account of events such as mergers, consolidations, dispositions, separations (including any spinoffs or other distributions of stock or property), reorganizations, bankruptcies, any partial or complete liquidations, changes in corporate capitalization (such as stock splits or dividends) and other significant business changes affecting any member of the Comparator Group, or to take account of any other terms described in the Plan; provided, however, that to the extent that any such adjustments affect awards to “covered employees” (as such term is defined in Section 162(m) of the Code), they shall be prescribed in a manner consistent with the requirements of Section 162 (m) of the Code. Any adjustment to the Relative TSR Percentile Ranking to account for

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changes in the Comparator Group, including changes in the capitalization of Comparator Group companies (due to stock splits, mergers, spin-offs, etc. of the Comparator Group companies), will be made at the sole discretion of the Committee.

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